INCORPORATION BY REFERENCE

Per item 77(a) on form N-SAR for Bremer Investment Funds, Inc., several documents can be incorporated by reference as opposed to attaching the documents for reference. Bremer Investment Funds, Inc. would like to file the following documents by incorporation by reference:

77. D) Policies with respect to security investment

Please see the filing of Form 497 - Definitive Materials on the SEC’s website under fillings of Bremer Investment Funds, Inc., filed on 09/18/06.

http://www.sec.gov/Archives/edgar/data/1023647/000089418906002352/bremer_497e.htm